Exhibit 2.4

FORM OF

TRANSITION SERVICES AGREEMENT

(PARENT TO SPINCO)

This Transition Services Agreement (Parent to Spinco) (together with the Schedules and Exhibits hereto, this “Agreement”), is made as of the      day of              2016 (the “Effective Date”), by and between Lockheed Martin Corporation, a Maryland corporation (“Parent”), and Abacus Innovations Corporation, a Delaware corporation (“Spinco”). Each of Parent and Spinco is sometimes referred to individually in this Agreement as a “Party” and collectively they are sometimes referred to as the “Parties.”

W I T N E S S E T H:

WHEREAS, Parent and Spinco are parties to that certain Separation Agreement dated as of January 26, 2016 (the “Separation Agreement”), pursuant to which, among other things, Parent has agreed to transfer, or to cause the Affiliated Transferors to transfer, to Spinco certain of the assets held, owned or used by Parent and the Affiliated Transferors to conduct the Spinco Business, and to assign certain liabilities associated with the Spinco Business to Spinco, and Spinco has agreed to receive such assets and assume such liabilities;

WHEREAS, the Separation Agreement provides for the separation of the Spinco Business from the remaining business of Parent and its Subsidiaries to create two independent companies, on the terms and conditions set forth in the Separation Agreement and the other Transaction Documents;

WHEREAS, Parent, Spinco, Leidos Holdings, Inc., a Delaware corporation (“RMT Parent”), and Lion Merger Co., a Delaware corporation and wholly owned Subsidiary of RMT Parent (“Merger Sub” and, together with Parent, Spinco and RMT Parent, the “Merger Agreement Parties”) are parties to that certain Agreement and Plan of Merger dated as of January 26, 2016 (the “Merger Agreement”), pursuant to which, immediately following the Distribution, the Merger Agreement Parties will effect the merger of Merger Sub with and into Spinco, with Spinco continuing as the surviving corporation upon the terms and subject to the conditions of the Merger Agreement;

WHEREAS, Parent has agreed to provide, and to cause certain of its Affiliates to provide, to Spinco and its Subsidiaries during the term of this Agreement, certain services of a type provided by Parent and its Affiliates to the Spinco Business prior to the Distribution; and

WHEREAS, Parent and Spinco desire to enter into this Agreement in connection with the Distribution;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Separation Agreement. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA	8.13(a)
Affected Service	4.01
Agreement	Preamble
Arbitral Tribunal	8.13(d)
Damages	6.04(a)
Delaware Courts	8.14
Dispute	8.13(a)
Effective Date	Preamble
Financial Services	5.01
Merger Agreement	Recitals
Merger Agreement Parties	Recitals
Merger Sub	Recitals
New Service	2.01(c)
New Service Request	2.01(c)
Omitted Service	2.01(b)
Originating Party	7.01(a)
Other Parent Intellectual Property	2.07
Parent	Preamble
Parent Indemnified Parties	6.04(a)
Parties	Preamble
Party	Preamble
Proprietary Information	7.01(a)
Receiving Party	7.01(a)
Required Consents	3.03
RMT Parent	Recitals
Rules	8.13(a)
Separation Agreement	Recitals
Service Schedules	2.01(a)
Services	2.01(a)
Spinco	Preamble
Spinco Indemnified Parties	6.04(b)
Third Party Intellectual Property	2.07

ARTICLE II

SERVICES PROVIDED

Section 2.01 The Services.

(a) Services. On the terms and subject to the conditions set forth in this Agreement, Parent agrees to perform for Spinco and its Subsidiaries during the term of this Agreement those services (the “Services”) identified on the various service schedules attached hereto as Exhibit A (the “Service Schedules”). Parent may provide all or part of the Services (x) through one or more of its Affiliates, or (y) through an outsourcing or other third party provider arrangement, in the case of this clause (y) (i) to the extent such Services are provided to the Spinco Business on such a basis as of immediately prior to the Distribution, (ii) to the extent such Services are outsourced by, or obtained under a third party provider arrangement with, Parent and its Affiliates generally, or (iii) if the foregoing clauses (i) and (ii) are inapplicable, and if the applicable Service is material to the Spinco Business, to the extent Spinco shall consent in writing to any such outsourcing or third party provider arrangement, which consent shall not be unreasonably withheld or delayed. Without limiting Section 2.01(b), nothing in this Agreement shall require or be interpreted to require Parent or its Affiliates to provide a Service to Spinco or its Subsidiaries beyond the scope and content of such Service as provided (or caused to be provided) by Parent or its Affiliates to the Spinco Business during the 12 months prior to the Distribution. Notwithstanding any provision of this Agreement or any Service Schedule, no Services provided under this Agreement shall include or shall be construed as constituting, accounting, legal or Tax advice or shall create any fiduciary obligations on the part of Parent or any of its Affiliates to any Person, including to Spinco or any of its Subsidiaries or Affiliates, or to any plan trustee or any customer of any of them.

(b) Omitted Services. In the event of any breach of the representation and warranty made by Parent and Spinco to RMT Parent and Merger Sub pursuant to Section 4.19(a) of the Merger Agreement (Sufficiency of Assets), to the extent such breach can be remedied by the provision of a Service hereunder (an “Omitted Service”), then Parent shall provide such Omitted Service to the Spinco Companies to the extent required to remedy such breach. The Parties shall cooperate and act in good faith to negotiate an agreement on the specific terms and conditions applicable to such Omitted Service (including a written Service Schedule with respect thereto, which Service Schedule shall include Parent’s fees for such Omitted Service); provided, that (i) if such Omitted Service is substantially similar to any other Service provided under this Agreement, the specific terms and conditions (including fees therefor) shall be substantially similar to the specific terms and conditions applicable to such other Services, and (ii) if such Omitted Service is not substantially similar to any other Service hereunder, the specific terms and conditions (including fees therefor) shall be reasonable and consistent with what Parent or its applicable Affiliate charges its other Affiliates on a cost of service basis. Upon the Parties’ agreement on the specific terms and conditions applicable to an Omitted Service, such Omitted Service shall become a Service for purposes of this Agreement and the agreed upon Service Schedule therefor shall be deemed a Service Schedule for all purposes of this Agreement.

(c) New Services. Spinco may from time to time during the term of this Agreement request in writing (a “New Service Request”) that Parent perform a new service (that is not an Omitted Service) for Spinco and its Subsidiaries (a “New Service”) in addition to the

Services being provided hereunder. Each New Service Request shall describe in reasonable detail (i) the type and scope of the New Service being requested, including a description of the work Spinco is requesting Parent to perform in respect of such New Service, (ii) the proposed schedule and service period for such New Service, (iii) any systems or equipment necessary for delivery of such New Service (to the extent Spinco is aware thereof), and (iv) any other terms and conditions applicable to such proposed New Service. Upon receipt of a New Service Request, Parent, if it determines in its sole and absolute discretion to consider the provision of the New Service to Spinco and its Subsidiaries, shall enter into good faith negotiations with Spinco, for a period not to exceed 30 days, to develop a written Service Schedule with respect thereto, which Service Schedule shall include Parent’s fees for such New Service. If the Parties shall agree to a Service Schedule for the provision of a New Service under this Agreement, such New Service shall become a Service for purposes of this Agreement and the agreed upon Service Schedule therefor shall be deemed a Service Schedule for all purposes of this Agreement.

(d) Standard of Performance. Except to the extent restricted by Applicable Law, contractual obligations, security requirements or similar restrictions, Parent shall provide the Services with substantially the same timeliness, quality, scope, service levels and standard of care as such Services generally were performed by or for the Spinco Business during the 12 months prior to the Distribution.

(e) Temporary Suspension; Modification or Termination of Services. Parent shall have the right from time to time to shut down temporarily or suspend the operation of any systems or facilities necessary for the provision of any Service for modification, upgrade, maintenance or replacement, or for legal, compliance or security purposes, whenever in its reasonable judgment such action is necessary, and shall be relieved of its obligations to provide Services during the period that its systems or facilities are shut down or suspended. Parent shall provide reasonable advanced notice of any such shut downs or suspensions, to the extent reasonably practicable under the circumstances. Parent shall use commercially reasonable efforts to minimize disruptions to the operation of the Spinco Business, in connection with any such shut down or suspension.

(f) Termination of Services. Parent shall have the right to terminate or discontinue any individual Service if Parent is terminating or discontinuing such Service to its business units or Affiliates in general; provided, however, that Parent provides written notice to Spinco as reasonably practicable in advance (but in no event less than 90 days written days notice) of any such termination or discontinuation; and provided further that Parent shall not have any right to terminate or discontinue any Service or Services during the initial term contemplated therefor on the Services Schedules hereto if the termination of such Service or Services, individually, or in the aggregate, would be material, in an adverse manner, to the businesses or operations of the Spinco Companies.

(g) Significant Service or System Changes. Parent shall have the right to upgrade or replace its systems through which Services are being provided to Spinco as part of any upgrade or replacement made generally to its shared systems, business units or Affiliates. In the case of any such upgrade or replacement (other than routine software upgrades), Parent shall notify Spinco in writing reasonably in advance of any such upgrade or replacement. Subject to the provisions of this Section 2.01(g), Spinco shall be responsible for its proportionate share of any costs, including security costs, incurred in implementing any such upgraded or replaced shared systems through which Services are being provided to Spinco and its Subsidiaries hereunder. In the event Parent shall determine to upgrade or replace, during the term of this Agreement, any of its systems through which Services are being provided to Spinco under this Agreement, then, if and to the extent Parent and its Affiliates are required to incur additional or incremental costs or expenses (including capital expenditures) that Parent would not otherwise incur if such upgrade or replacement applied only to Parent’s and its Affiliates’ need for or use of such systems (including costs and expenses incurred as a result of the need to purchase additional capacity to accommodate the Spinco Business, incremental license or similar fees required to be paid to third parties or installation of security hardware and software items (e.g. firewalls) necessary to enable Parent to use such systems to provide Services to Spinco hereunder), then Spinco shall be responsible for such additional or incremental costs and expenses (including capital expenditures). In such case, Parent shall provide a good faith estimate of Spinco’s allocable share of the costs and expenses of any such upgrade or replacement in advance of such system replacement or upgrade. Subject to the advance notice period and other requirements of Section 5.02 (including with respect to interdependent Services), Spinco may discontinue any particular Services that use or are dependent on the systems to be upgraded or replaced and thereupon will not be responsible for costs and expenses related to such upgrade or replacement; provided that Spinco shall provide such notice of discontinuation to Parent no later than 30 days following Parent’s notice to Spinco of such upgrade or replacement; and provided further that nothing in this Section 2.01(g) shall relieve Spinco of any obligation to make payments in respect of Services received hereunder.

(h) Parent Personnel. For the avoidance of doubt, all employees of Parent and its applicable Affiliates providing Services hereunder shall be deemed for all purposes to be employees or representatives of Parent or its applicable Affiliates and shall not be deemed to be employees or representatives of Spinco or any of its Affiliates for any purpose. Without limiting the foregoing, Parent or its applicable Affiliate shall be responsible for (i) payment of compensation, benefits and labor costs (including workers’ compensation obligations) attributable to such employees and (ii) withholding and remitting of Taxes with respect to such employees as required by Applicable Law.

(i) Third Party Providers. Subject to Section 2.01(a), to the extent any Service requires the use of a third party provider, at Spinco’s election, Spinco may directly contract with such provider; provided that Spinco’s election to directly contract with such a provider (i) shall not relieve Spinco of its obligations under this Agreement (including Section 5.02) with respect to the termination of such Service, and (ii) shall relieve Parent of any and all obligations hereunder to provide such Service. Parent shall reasonably assist Spinco at Spinco’s written request to enter into contracts with such third party providers that provide the Services to the Spinco Business prior to the Effective Date. During the term of any Service provided by a third party provider, upon Spinco’s written request describing any default of such third party Provider with respect to such Service, at Spinco’s option, Parent shall either (x) to the extent permitted under the applicable Contract with respect third party Provider and consistent with Parent’s other rights and obligations thereunder, assign such to Spinco any rights Parent or its Affiliates may have to any warranty, indemnity or other legal or equitable claim or cause of action under such Contract with respect to such Service, or (y) use commercially reasonable efforts to pursue any warranty or indemnity rights of Parent or its Affiliates under the applicable

Contract with such third party provider on Spinco’s behalf with respect to such Service. Spinco shall reimburse Parent for all reasonable out-of-pocket costs or expenses incurred by Parent or its Affiliates in connection with pursuing any such warranty or indemnity. The foregoing above is without prejudice to Spinco’s or Parent’s rights against or in respect of any such third party provider.

Section 2.02 Certain Spinco Obligations.

(a) Policies and Procedures; Use of Services. Spinco shall, and shall cause its Subsidiaries to, adhere to applicable Parent policies and procedures relevant to the Services provided or made available to Spinco or that Spinco has in its possession. Spinco shall use the Services only for substantially the same purpose and in substantially the same manner as the Spinco Business used the Services prior to the Distribution.

(b) Cooperation; Information. Spinco agrees to, and agrees to cause its Subsidiaries to, cooperate as reasonably requested by Parent to enable Parent to perform the Services. Spinco shall be responsible for providing certain information to Parent, or any Affiliate or designated third party provider engaged to perform particular Services, on a timely basis and in a format and with the level of detail reasonably acceptable to Parent or its Affiliate or designated third party provider, in each case solely to the extent necessary to enable Parent or its Affiliate or designated third party provider to provide Services under this Agreement and in a manner consistent with that required to be provided by the Spinco Business to receive such Service prior to the Distribution (to the extent applicable).

(c) Migration. Spinco shall, and shall cause its Affiliates to, endeavor to migrate off the Services as soon as is reasonably commercially practicable. Parent shall use commercially reasonable efforts to cooperate with Spinco and its Affiliates to effect the transition of Services to Spinco, Merger Partner or its Affiliates, or any other qualified service provider as Spinco may designate from time to time to replace any of the Services under this Agreement.

(d) Limited Use of Services. Spinco and its Subsidiaries shall use the Services only in connection with (i) the conduct of the Spinco Business in the ordinary course (together with natural extensions and growth of the Spinco Business during the term of this Agreement), (ii) separation of the Spinco Business from the remaining business of Parent and its Affiliates, (iii) the separation of Spinco and its Subsidiaries from Parent’s and its Affiliates’ shared IT Systems, and (iv) the integration of Spinco and its Subsidiaries into the shared IT Systems of Merger Partner and its Affiliates. Spinco and its Subsidiaries shall not resell, assign or subcontract any of the Services to any third party whatsoever or permit the use of the Services by any third party other than Spinco and its Subsidiaries, or Merger Partner or its Affiliates solely in connection with operation of the Spinco Business, in accordance with this Agreement.

(e) Limited License. The Parties agree that certain third party licenses or other agreements, software or hardware required for use by Parent, its Affiliates and designated third party providers in providing Services to Spinco and its Subsidiaries under this Agreement may be Transferred Assets under the Separation Agreement. To the extent required to deliver the Services as contemplated in this Agreement, Spinco hereby grants and licenses to Parent, its applicable Affiliates and any applicable designated third party providers, the right to possess, access and use such Transferred Assets solely to the extent necessary for rendering Services under and in accordance with this Agreement, including connecting such Transferred Assets to IT Systems of Parent and its Affiliates.

Section 2.03 Ingress and Egress. Spinco hereby grants to Parent, at all times during the term of this Agreement, the right to ingress to and egress from the premises occupied by Spinco, subject to such restrictions as Spinco may reasonably require (including written non-disclosure agreements, restricted access for only designated areas, and other requirements, with any individuals who will enter such premises), for reasonable purposes and solely to the extent necessary to the delivery of Services hereunder or the exercise of any right under this Agreement or the performance of any obligations required by this Agreement.

Section 2.04 Priorities. As to the provision of Services, Parent shall determine the priority of any Services provided under this Agreement in a fair and reasonable manner and taking into account the interests of the Parties, as between Parent or any of its Affiliates, and Spinco and its Subsidiaries, including taking into account the relative effect of such determination on their respective businesses and operations.

Section 2.05 Limitations on Services. Spinco acknowledges that Parent is agreeing to perform Services in order to facilitate Spinco’s and its Subsidiaries’ operation of the Spinco Business as described in the Separation Agreement and Merger Agreement and as otherwise provided herein. Parent shall not be required to expand its facilities, incur any capital expenditures, employ additional personnel or maintain the employment of any specific persons in order to provide the Services to Spinco or its Subsidiaries.

Section 2.06 Separation and Migration. In the event and to the extent the Separation/Migration Plan has not been developed or finalized by the Parties prior to the date of this Agreement, the Parties shall develop or finalize the Separation/Migration Plan as soon as practicable following the date of this Agreement. In order to facilitate the Systems Separation and Data Migration, and the implementation of the Separation/Migration Plan, each Party shall, and shall cause its Affiliates to, upon advance notice and at no cost to the other Party (a) provide the other Party and its authorized representatives reasonable access, during regular business hours, to such personnel of such Party and its Affiliates as reasonably requested by the other Party to advise on the process and method for efficient and timely implementation of the Systems Separation and Data Migration, (b) provide copies of (or otherwise cooperate to convey the information contained in) such books, records, reports, files and other information as reasonably requested by the other Party solely to the extent reasonably necessary or helpful to design a plan and/or prepare for Systems Separation and Data Migration, and (c) reasonably cooperate with the other Party to design and develop and finalize the Separation/Migration Plan as necessary. In accordance with the plan, timetables and objectives set forth in the Separation/Migration Plan, each Party shall and shall cause its respective Affiliates to use reasonable commercial efforts to implement and cause the Systems Separation and Data Migration.

Section 2.07 Intellectual Property. Pursuant to and in accordance with the terms and conditions of the Separation Agreement and the Transaction Documents, Parent has agreed to transfer to one or more of the Spinco Companies certain Transferred Intellectual Property and to license to one or more of the Spinco Companies certain Licensed Intellectual Property. In connection with the performance of the Services hereunder, Spinco may have access to or use of certain Intellectual Property disclosed or licensed by third parties to Parent or its Affiliates that is not Transferred Intellectual Property or Licensed Intellectual Property (“Third Party Intellectual Property”) as well as certain Intellectual Property owned by Parent or its Affiliates that is not Transferred Intellectual Property or Licensed Intellectual Property (“Other Parent Intellectual Property”). To the extent necessary or appropriate to protect any such Third Party Intellectual Property or Other Parent Intellectual Property, Spinco shall enter into non-disclosure agreements with third parties or take other reasonable actions with respect to such Third Party Intellectual Property or Other Parent Intellectual Property as may be reasonably requested by Parent (with respect to the Other Parent Intellectual Property) or such third parties (with respect to the Third Party Intellectual Property) from time to time. Parent hereby grants, on behalf of itself and its Affiliates, to Spinco and its Subsidiaries a license to access and use such Intellectual Property solely to the extent reasonably necessary in connection with receiving and fully utilizing the Services under and in accordance with this Agreement. Other than as permitted by this Agreement, Spinco shall not have any rights in or to any such Third Party Intellectual Property or Other Parent Intellectual Property as a result of any such access or use. Spinco shall comply in all respects with the terms and conditions of any agreement between any third parties and Parent or its Affiliates, as the case may be, to the extent such agreements have been provided to Spinco prior to the Effective Date, with respect to any Third Party Intellectual Property disclosed to or used by Spinco as if Spinco were a direct party to such arrangements (other than with respect to any payment terms thereunder), including any obligations with respect to confidentiality and restrictions on use of Third Party Intellectual Property. Spinco assumes all liability associated with any breach of any terms and conditions of any agreement or other arrangement between any third parties and Parent or its Affiliates in connection with the Services, and without limiting the rights of Parent under the Separation Agreement and the other Transaction Documents, hereby indemnifies pursuant to Section 6.04(a) each of Parent, its Affiliates and its Representatives (together with their respective successors and permitted assigns) against, and agrees to defend and hold them harmless from, any and all Damages suffered by any of them to the extent arising out of, resulting from or related to any claim that Spinco’s access to or use of Third Party Intellectual Property violates the Intellectual Property or other rights of any Person, or breaches a term or condition of any arrangement between Parent or its Affiliates and any third party. Without limiting the foregoing, it is acknowledged and agreed that Spinco shall not have any rights in or access to, and Parent shall ensure that no copies are provided to Spinco or any of its Affiliates of, any source code with respect to any Third Party Intellectual Property or Other Parent Intellectual Property. Spinco shall not, through reverse engineering or any other means, attempt to access any such source code and shall use the Third Party Intellectual Property and the Other Parent Intellectual Property only for its intended use.

Section 2.08 Telecommunications Matters. Notwithstanding any provision of this Agreement or the Services Schedules, the Parties acknowledge and agree that with respect to all telecommunications Services provided under this Agreement (as are specifically designated on the applicable Services Schedules), Parent is only acting to pass through such Services from the applicable telecommunications service vendor, and shall not be deemed to be providing such telecommunications Services to the Spinco Companies or any of the Spinco Business Employees.

ARTICLE III

CONSIDERATION

Section 3.01 Consideration. Spinco shall pay Parent, in consideration of each of the Services provided hereunder, the amounts set forth in the applicable Service Schedules hereto. For the avoidance of doubt, all such amounts under this Agreement are independent of, and in addition to, any costs and expenses required to be paid or reimbursed by Spinco or its Affiliates under the other Transaction Documents that relate to the scope and content of any Service, including all such costs and expenses under the Employee Matters Agreement; provided, however, that Spinco shall not be obligated to pay more than once for any Service under this Agreement that is also being provided in any other Transaction Document.

Section 3.02 Costs and Expenses. Spinco shall pay Parent such amounts as may be necessary to reimburse Parent and its Affiliates for certain fees, costs or out-of-pocket expenses incurred by Parent or its Affiliates in connection with performing the Services (excluding Taxes, except as explicitly provided herein) in accordance with the principles described in Exhibit B. Notwithstanding the provisions of this Section 3.02 or Exhibit B, it is acknowledged and agreed that Spinco shall pay and reimburse Parent for (a) all fees, expenses and other amounts paid to third parties in connection with the provision of Services hereunder, (b) incremental license or similar fees paid to third parties, including software vendors or licensors, as a result of the provision of Services to Spinco and its Subsidiaries, (c) Spinco’s proportionate share of costs associated with systems maintenance and periodic upgrades of system hardware or software reasonably necessary to provide the Services, and (d) Spinco’s proportionate share of any costs (including security costs) incurred in implementing upgraded or replaced shared systems in accordance with Section 2.01(g).

Section 3.03 Required Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to provide any Service to the extent the provision of such Service in accordance with this Agreement would require any consent, waiver, permit, license, and or sublicense of any third party (collectively, the “Required Consents”) unless and until such Required Consents shall have been obtained. With respect to any Required Consents not obtained prior to the date of this Agreement, from and after the date hereof, Parent shall use commercially reasonable efforts (but without any payment of money or other transfer of value by Parent to any third party) to obtain such Required Consents and Spinco shall provide such cooperation as may be reasonably requested by Parent in connection with its pursuit of such Required Consents. To the extent Parent can obtain a Required Consent by adding Spinco or its Subsidiaries to a list of approved or authorized users of software, hardware or services used to provide Services hereunder, Parent shall prepare such documents and Spinco agrees to cooperate with Parent to execute such documents provided that the terms and conditions of such documents are reasonably satisfactory to Spinco. Should a sublicense, temporary assignment or signature on any software license or confidentiality agreements be necessary for Parent to be authorized to provide the Services, Spinco also agrees to cooperate and execute such documents provided that the terms and conditions of such documents are reasonably satisfactory to Spinco. The failure of Spinco to execute any of the documents referred to in this Section 3.03 shall relieve Parent of its duty to provide the portion of the Services to which the Required Consent would have applied. Without limiting the provisions of Section 3.02, Spinco shall pay Parent such amounts as may be necessary to reimburse Parent and its Affiliates for any fees, costs or out-of-pocket expenses incurred by Parent or its Affiliates in connection with seeking and obtaining any Required Consents, including any consent fees, license fees or other amounts assessed by any third party in connection therewith.

Section 3.04 Invoices. Parent shall bill Spinco on a monthly basis for Services provided under this Agreement and for Parent’s reimbursable costs and expenses in connection therewith as further set forth in the Service Schedules. With respect to fees, costs and expenses incurred prior to the date of this Agreement that are reimbursable pursuant to Section 3.02 (including in accordance with the principles in Exhibit B), to the extent such amounts have not been paid by Spinco prior to the date of this Agreement, Parent shall invoice such amounts under this Agreement. Spinco shall pay the amount of each invoice in immediately available funds within 30 days of the date thereof. If any amounts due hereunder have not been received by the due date and are not disputed in good faith, the overdue amounts shall bear interest from the due date at the Interest Rate until received. If Spinco disputes in good faith any portion of the amount due on any invoice, Spinco shall notify Parent in writing (including the nature and basis of the dispute) no later than the payment due date for such invoice. The Parties shall use their reasonable best efforts to resolve the dispute as promptly as practicable. Upon the resolution of any dispute, the applicable Party will refund to the other Party the amount that has been agreed by such Party, and any amounts so refunded shall bear interest from the due date at the Interest Rate until received. Spinco shall pay, as additional fees, all reasonable costs and expenses incurred by Parent in attempting to collect and collecting the amounts due under this Section 3.04 (including all reasonable attorneys’ fees and expenses). Any invoice provided under this Agreement shall include the following language: “With respect to all telecommunications services provided under this invoice, Lockheed Martin Corporation is only acting to pass through such services from the applicable telecommunications service vendor, and shall not be deemed to be providing such telecommunications services to Abacus Innovations Corporation or any of its employees.”

Section 3.05 Taxes.

(a) The consideration payable to Parent pursuant to Section 3.01 shall, except as otherwise provided in this Section 3.05, exclude any and all Taxes imposed on the sale of the Services provided by Parent, and any and all Taxes otherwise imposed on, sustained or incurred with respect to, or applicable to, the Services provided by Parent; provided that Spinco shall pay all sales, use and other similar Taxes arising as a result of or in connection with the provision of the Services or the performance of the obligations under this Agreement.

(b) Parent shall cooperate with Spinco and take any reasonably requested action in order to minimize any sales, use or other similar Taxes imposed on the sale of the Services provided by Parent, including providing sales and use Tax exemption certificates or other documentation necessary to support Tax exemptions. Each Party agrees to provide the other Party such information and data as reasonably requested from time to time, and to fully cooperate with the other Party, in connection with (i) the reporting of any sales, use or other similar Taxes payable pursuant to this Agreement, (ii) any audit relating to any sales, use or other similar Taxes payable pursuant to this Agreement, or (iii) any assessment, refund, claim or Proceeding relating to any such sales, use or other similar Taxes.

(c) Spinco or any applicable Affiliate of Spinco, as the case may be, will be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to such payment under Applicable Law and such deducted and withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided, however, that Spinco will reasonably cooperate with Parent in obtaining any available exemption from or reduction of such withholding.

Section 3.06 Records. Parent shall keep reasonable and accurate records pertaining to the amounts billed to Spinco under this Agreement in accordance with Applicable Law (and at a minimum a period of up to four years after the termination of the last Service under this Agreement). Parent shall provide Spinco and its Representatives with reasonable access (to the extent permitted by Applicable Law) to such records during normal business hours and upon reasonable advance notice during the term of this Agreement to the extent reasonably necessary to allow Spinco or its Representatives to audit the amount billed under this Agreement.

ARTICLE IV

FORCE MAJEURE

Section 4.01 Force Majeure. Neither Party shall be liable for any loss or damage whatsoever arising out of any delay or failure in the performance of its obligations under this Agreement (other than the payment of money) to the extent such delay or failure results from events beyond the control of the affected Party, including acts of God, acts, regulations or decrees of any Governmental Authority, war, acts of terrorism, embargoes, strikes, industrial disputes or shortages of fuel, other industry-wide shortages of labor or supply of materials, accident, fire, explosion, flood, nuclear disaster or riot, and Spinco shall not be entitled to terminate this Agreement in respect of any such delay or failure resulting from any such event. In such an event, the affected Party shall immediately notify the other Party thereof, and each Party shall use commercially reasonable efforts to avoid or eliminate such event insofar as possible with a minimum of delay and to resume performance as soon as and to the extent practicable. Notwithstanding the foregoing, Spinco shall have the right to terminate the affected Service (the “Affected Service”) in the event of any such delay or failure affecting such Affected Service that continues for longer than 60 days; provided that Spinco shall provide at least 30 days prior written notice of termination of such Affected Service; and provided further that to the extent any such Affected Service is interdependent with any other Service provided hereunder, termination of such Affected Service shall be subject to termination of any interdependent Services in accordance with (and subject to the notice periods contemplated by) Section 5.02 unless otherwise agreed by the Parties.

ARTICLE V

TERM AND TERMINATION

Section 5.01 Term. This Agreement is effective as of the date first above written and, unless earlier terminated pursuant to the terms hereof, shall continue in effect with respect to each Service for the term of such Service specified on the Service Schedule with respect thereto; provided that, notwithstanding the term of any Service set forth in the Service Schedules, but subject to the provisions of this Section 5.01, this Agreement shall terminate in its entirety on the

12-month anniversary of the Distribution. To the extent reasonably necessary to continue the transition of any Service contemplated herein from Parent or its Affiliates to other providers (including Spinco or its Affiliates) and the continued operation of Spinco’s and its Subsidiaries’ business in connection therewith, Spinco may elect, by delivering written notice to Parent no later than three months prior to the end of the then in effect term for such Service, to extend any Service (and, as necessary, the term of this Agreement with respect to such Service) by (a) an initial extension period of up to six months; provided, that for and during such additional period, all costs and fees hereunder (other than third-party costs and expenses) shall be increased by 6%, and (b) a second extension period of up to six months; provided, that for and during such second additional period, all costs and fees hereunder (other than third-party costs and expenses) shall be increased by 12%; provided, that for the avoidance of doubt it is acknowledged and agreed that, in the case of each of clause (a) and clause (b), Spinco shall be responsible for all third-party costs and expenses in connection with, including additional or increased costs and expenses as a result of, any such extension. It is acknowledged and agreed that notwithstanding the foregoing, (i) no Service may be extended beyond the initial period contemplated therefor to the extent such extension would constitute a violation of Applicable Law or a violation of, conflict with or default under the terms and conditions of any Contract with any third party related thereto, (ii) no telecommunications services of the type that Parent determines may give rise to the imposition of excise Taxes or other similar communications Taxes shall in any event be extended longer than a maximum period of 12 months, (iii) no Service that is indicated as not subject to extension on the Services Schedules may be extended beyond the term therefor indicated in the Services Schedules, (iv) the extension of an individual Service shall require the extension of all interdependent Services (including (A) with respect to any Service that is designated as part of a bundle in any Service Schedule, extension of all Services included in such bundle and (B) any Services identified as being interdependent on the Service Schedules), and (v) this Agreement shall terminate in its entirety in any event upon the earlier of (A) the expiration of the last extension period exercised by Spinco under this Section 5.01 and (B) the 24-month anniversary of the Distribution. For the avoidance of doubt, if any telecommunications service is extended longer than a maximum period of 12 months, costs and fees with respect to such services shall include (x) any excise Taxes imposed on Parent or any of its Affiliates in connection with such services, and (y) any Taxes on the amounts described in (x).

Section 5.02 Partial Termination. Spinco may discontinue one or more particular Services from time to time during the term of this Agreement by delivering to Parent advance written notice of termination thereof no later than 90 days prior to the date of termination of such Service (unless the Service Schedule for such Service shall designate a longer advanced termination period, in which case Spinco shall provide written notice in accordance with such period). Notwithstanding the foregoing, (a) a particular Service may be discontinued only upon discontinuation of all related interdependent Services (including with respect to any Service that is designated as part of a bundle in any Service Schedule, upon discontinuation of all Services included in such bundle), and (b) no termination of any Service shall relieve Spinco of any of its obligations hereunder to pay Parent for Services rendered and costs and expenses incurred prior to such termination. For those Services that are part of a process or system approved by the U.S. Government, Spinco agrees that it shall have an approved alternative system or process in place prior to termination of such Services. In addition, and notwithstanding the foregoing, Parent may terminate any Service, effective immediately upon delivery of notice to Spinco, (i) if and to the extent the provision or receipt of such Service is prohibited by Applicable Law, subjects

Parent or any of its Affiliates to increased regulation by any Governmental Authority or requires Parent or any of its Affiliates to obtain any license or permit from any Governmental Authority not otherwise required to be obtained by Parent in connection with its other businesses, and (ii) in accordance with Section 2.01(f). In the event Spinco shall terminate any Service provided hereunder earlier than the designated term thereof as set out in the Service Schedules, and if such early termination shall result in an early termination fee or similar penalty to Parent or its Affiliates, Spinco shall be responsible for such fee or penalty to the extent Spinco requests in writing, prior to such termination, that Parent notify Spinco in writing of any such fee or penalty and, upon receipt of such notice from Parent, Spinco determines to terminate despite such fee or penalty.

Section 5.03 Termination of Entire Agreement. Each Party shall have the right to terminate this Agreement effective upon delivery of notice to the other Party if: (a) the other Party makes an assignment for the benefit of creditors, or becomes bankrupt or insolvent, or is petitioned into bankruptcy, or takes advantage of any state, federal or foreign bankruptcy or insolvency act, or if a receiver or receiver/manager is appointed for all or any substantial part of its property and business and such receiver or receiver/manager remains undischarged for a period of 30 days; (b) the other Party materially defaults in the performance of any of its covenants or obligations contained in this Agreement and such default is not remedied within 60 days (or such longer period to the extent the defaulting Party is using diligent efforts to remedy the same) after written notice of such default by the non-breaching Party; provided that the terminating Party shall only have the right to terminate the applicable Service(s) affected by such default, or (c) all Services have been terminated or expired in accordance herewith.

Section 5.04 Suspension of Services. Parent’s obligations to perform Services under this Agreement are conditioned upon Spinco materially complying at all times with its covenants and obligations in this Agreement necessary for Parent to provide such Services. If at any time Spinco shall not be in material compliance with any such covenants and obligations hereunder, Parent may suspend performance of any Services affected by or related to such noncompliance.

Section 5.05 Procedures on Termination. Following any termination of this Agreement in whole or in part, each Party shall provide reasonable cooperation to the other Party in connection with the cessation of the provision of Services hereunder to minimize disruption to the Spinco Business; provided that this Section 5.05 shall not require Parent to provide Services beyond the termination of such Service or this Agreement or to incur any unreimbursed costs or expenses. Termination of this Agreement shall not affect any right to payment for Services provided prior to termination. Reasonably prior to and for a reasonable period of time following such termination (in each case not less than 30 days), Parent shall reasonably cooperate with and assist Spinco with respect to transitioning the Spinco Companies and Spinco Business from the terminated Services to long-term replacement services; provided that such cooperation shall not require Parent to incur any unreimbursed costs or expenses.

Section 5.06 Survival. The following Articles and Sections shall survive termination of this Agreement: Article III (Consideration), Section 5.05 (Procedures on Termination), this Section 5.06 (Survival), Article VI (Liability and Indemnification), Section 7.01 (Confidentiality), Section 7.02 (Ownership of Intellectual Property) and Article VIII (Miscellaneous).

ARTICLE VI

LIABILITY AND INDEMNIFICATION

Section 6.01 Liability. Without limiting any representations, warranties or covenants provided in the Separation Agreement, Merger Agreement or any other Transaction Document (or any remedies of Spinco or Merger Partner or liabilities of Parent or any of its Affiliates thereunder), Parent and its Affiliates shall incur no liability whatsoever, whether in negligence, breach of contract or otherwise, for any Damages suffered or incurred by the Spinco Business, Spinco or any other Person arising out of or in connection with the rendering of a Service or any failure to provide a Service, except to the extent such liability arises out of Parent’s or its Affiliates’ or their respective Representatives’ fraud, willful misconduct or gross negligence.

Section 6.02 Disclaimer. WITHOUT LIMITING ANY REPRESENTATIONS, WARRANTIES OR COVENANTS PROVIDED IN THE SEPARATION AGREEMENT, MERGER AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (OR ANY REMEDIES OF SPINCO OR MERGER PARTNER OR LIABILITIES OF PARENT OR ANY OF ITS AFFILIATES THEREUNDER), THE WARRANTIES, CONDITIONS, REPRESENTATIONS, OBLIGATIONS AND LIABILITIES OF PARENT AND THE REMEDIES OF SPINCO SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND SPINCO HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF PARENT, AND ANY OTHER RIGHTS, CLAIMS AND REMEDIES OF SPINCO, AGAINST PARENT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY NONCONFORMANCE OR DEFECT IN ANY OF THE SERVICES, TRAINING, DATA, DOCUMENTATION OR OTHER THINGS PROVIDED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO:

(a) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS;

(b) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; OR

(c) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF PARENT.

Section 6.03 Limitation of Remedies. NEITHER PARTY SHALL HAVE ANY OBLIGATION OR LIABILITY TO THE OTHER WITH RESPECT TO THE MATTERS CONTEMPLATED BY THIS AGREEMENT, WHETHER ARISING IN CONTRACT (INCLUDING WARRANTY), TORT (INCLUDING ACTIVE, PASSIVE OR IMPUTED NEGLIGENCE) OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR OPPORTUNITY COSTS, WHETHER FORESEEABLE OR NOT (EXCEPT TO THE EXTENT ASSESSED IN CONNECTION WITH (I) A THIRD PARTY CLAIM WITH RESPECT TO WHICH A PERSON AGAINST WHICH SUCH DAMAGES ARE ASSESSED IS ENTITLED TO INDEMNIFICATION HEREUNDER OR (II) A BREACH OF SECTION 7.01 HEREUNDER.

Section 6.04 Indemnity.

(a) Subject to Section 6.03, without limiting the rights of Parent under the Separation Agreement or the other Transaction Documents, Spinco hereby indemnifies each of Parent, its Affiliates and its and their Representatives (together with their respective successors and permitted assigns) (the “Parent Indemnified Parties”) against, and agrees to defend and hold them harmless from, any and all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, accountants and other agents or Representatives of any of them (collectively, “Damages”), suffered by any of them arising out of, resulting from or related to the rendering of a Service or any failure to provide a Service, except to the extent that such Damages are caused by the fraud, willful misconduct or gross negligence of Parent or any of its Affiliates or its or their Representatives.

(b) Subject to Section 6.03, without limiting the rights of Spinco under the Separation Agreement or the other Transaction Documents, Parent hereby indemnifies each of Spinco, its Affiliates and its and their Representatives (together with their respective successors and permitted assigns) (the “Spinco Indemnified Parties”) against, and agrees to defend and hold them harmless from, any and all Damages, suffered by any of them arising out of, resulting from or related to the fraud, willful misconduct, or gross negligence of Parent, its Affiliates or its or their Representatives.

(c) Procedures. The procedures set forth in Section 7.03 of the Separation Agreement shall apply to any claims for indemnification pursuant to this Section 6.04.

Section 6.05 Third Party Service Providers. Without limiting the foregoing, Parent makes no representation or warranty with respect to any Services to be provided by any third party service provider to the Spinco Business as provided in this Agreement, including no representation as to the rights of such third party service providers to any tangible or intangible property used by such third party service providers in providing the Services.

ARTICLE VII

COVENANTS AND AGREEMENTS

Section 7.01 Confidentiality.

(a) Definitions. The term “Proprietary Information” means all proprietary, confidential and/or trade secret information that relates to and is disclosed by one Party or its Affiliates (the “Originating Party”) to the other Party or its Affiliates (the “Receiving Party”) under or in connection with this Agreement; provided that Proprietary Information shall not include Transferred Intellectual Property, Licensed Intellectual Property, Licensed-Back Intellectual Property, Parent Company Proprietary Information or Spinco Business Proprietary Information, it being understood that such confidential information and data shall be protected and preserved by the Parties in accordance with the terms and conditions of the Separation Agreement and the other Transaction Documents.

(b) Disclosure and Use. The Receiving Party (i) shall (and shall cause its Representatives and Affiliates to) treat and hold as confidential all Proprietary Information received from the Originating Party, and (ii) shall not (and shall cause its Representatives and

Affiliates not to) disclose to any Person, publish or make publicly available any Proprietary Information received from the Originating Party. The Receiving Party shall use Proprietary Information received from the Originating Party solely during the term of this Agreement and solely in connection with the performance of its obligations under this Agreement and, to the extent that Spinco is the Receiving Party, solely to the extent necessary in connection with the operation of the Spinco Business (together with natural extensions and growth of the Spinco Business during the term of this Agreement).

(c) Protection of Parent’s Systems. Spinco agrees that, to the extent Parent provides access to any of its or its Affiliates’ IT Systems to Spinco or Spinco’s Subsidiaries in connection with the receipt of Services hereunder, Spinco shall, and shall cause its Subsidiaries to, use Parent’s and its Affiliates’ IT Systems only to the extent necessary to access such data, documents, drawings and computer software constituting Transferred Intellectual Property, Licensed Intellectual Property or Spinco Data, and that such access and use shall be subject to such other restrictions on access or use as Parent may reasonably require. Spinco shall not, and shall cause its Subsidiaries not to, access any other data, documents, drawings or computer software, other than to such extent as may be required in order to use or receive the benefit of the Services (or as agreed in writing between the Parties). This restriction applies to viewing, approving and modifying of data. The foregoing shall not limit any licenses or rights granted under the Intellectual Property Matters Agreement or herein.

(d) Protection of Spinco’s Systems. Parent agrees that, to the extent Spinco provides access to any of its or its Subsidiaries’ IT Systems to Parent or Parent’s Affiliates in connection with the provision of Services hereunder, Parent shall, and shall cause its Affiliates to, use Spinco’s and its Subsidiaries’ IT Systems only to such extent as may be required in order to provide the Services or otherwise contemplated by the Transaction Documents, and such access and use shall be subject to such other restrictions on use or access as Spinco may reasonably require. Without limiting the foregoing, Parent agrees not to, and to cause its Affiliates not to, access, use or manipulate Spinco’s data without Spinco’s prior written permission during the term of this Agreement, except for such access or use as and to the extent required to perform Parent’s obligations under this Agreement or as agreed in writing between the Parties. The foregoing shall not limit any licenses or rights granted under the Intellectual Property Matter Agreements or herein.

(e) Exceptions. This Agreement shall not restrict disclosure or use of Proprietary Information that:

(i) appears in issued patents, published patent applications or other publications that are generally available to the public (without limiting, for clarity, the Originating Party’s rights in such patents or patent applications);

(ii) is or becomes publicly available other than as a result of an unauthorized disclosure by the Receiving Party or its Representatives or Affiliates;

(iii) is or becomes available to the Receiving Party on a non-confidential basis from a source that, to such Receiving Party’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or

(iv) is or has been independently developed by the Receiving Party as evidenced by written documentation; provided that Proprietary Information licensed to the Receiving Party by the Originating Party and its Affiliates shall not be deemed to have been independently developed by Spinco for purposes of this Section 7.01(e)(iv); provided that information shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain, unless the information itself is in the public domain.

(f) Disclosures Required by Applicable Law. In addition to the foregoing exceptions, in the event the Receiving Party is requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any Proprietary Information, then the Receiving Party shall notify the Originating Party promptly of the request or requirement so that the Originating Party, at its expense, may seek an appropriate protective order or waive compliance with this Section 7.01. If, in the absence of a protective order or receipt of a waiver hereunder, the Receiving Party is, on the advice of counsel, required to disclose such Proprietary Information, the Receiving Party may so disclose the information; provided that the Receiving Party shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded to such information.

(g) No Other Rights Granted. Proprietary Information shall remain the property of the Originating Party. Except for the rights expressly granted under this Agreement or the other Transaction Documents, neither this Agreement nor disclosure of Proprietary Information hereunder shall be construed as granting any right or license to or under any trade secrets, copyrights, inventions, patents or other Intellectual Property now or hereafter owned or controlled by either Party.

(h) Wind-up Activities. Upon completion or termination of the Services and unless instructed to do otherwise by the Originating Party, the Receiving Party shall use good faith, commercially reasonable efforts to cease use of and destroy all of the Proprietary Information, if any, received from the Originating Party pursuant to this Agreement (except to the extent stored in archival or other backup systems of the Receiving Party; provided that the confidentiality and non-use restrictions hereunder shall continue to apply to such Proprietary Information). The Originating Party may request, within 30 days after termination of this Agreement, and the Receiving Party shall provide, written certification of the destruction. Notwithstanding the foregoing, each Party may retain one copy of each permanent record of the Proprietary Information disclosed to it under this Agreement solely as a record of the disclosure.

(i) Non-Exclusive. The rights and obligations of the Parties set forth in this Section 7.01 are in addition to any additional or supplemental agreements with respect to confidentiality or protection of proprietary information that may be agreed between the Parties.

Section 7.02 Ownership of Intellectual Property. To the extent Parent or its Affiliates, in connection with the performance of any Service hereunder, develops, conceives or generates any invention, discovery, improvement, maskwork, patent, work of authorship or other Intellectual Property, or any proprietary, confidential or trade secret data, all right, title and interest in and to such inventions, discoveries, improvements, maskworks, patents and other

Intellectual Property and such proprietary, confidential or trade secret data will be owned solely by Parent or its respective Affiliates, as the case may be, notwithstanding its development in connection with performance of Services under this Agreement and Spinco shall not have any rights therein or thereto.

Section 7.03 Control over Data and Technology. Spinco agrees to comply and to cause its Subsidiaries to, and Parent agrees to comply and to cause its Affiliates to, comply with all applicable International Trade Laws and Regulations (as defined in the Merger Agreement) of the United States and any other country having proper jurisdiction and, without limiting the foregoing, shall obtain all necessary export licenses, in connection with any export, re-export, transfer or use of all products, technology, and intellectual property licensed under or used pursuant to this Agreement. Without limiting the foregoing, for as long as Spinco and its Subsidiaries have access to Parent’s IT Systems and data, Spinco shall not, and shall cause its Subsidiaries not to, and for as long as Parent and its Affiliates have access to Spinco’s IT Systems and data, Parent shall not, and shall cause its Affiliates to not, allow disclosure of technical data, classified or proprietary information to a foreign entity (not incorporated in the U.S.), or foreign national who is not a U.S. lawful permanent resident (intending citizen/green card holder) unless the applicable Party has obtained proper export authorization, and shall not allow a foreign entity or foreign national to access Parent’s or Spinco’s (as applicable) IT Systems without Parent’s or Spinco’s (as applicable) prior written authorization.

Section 7.04 Equipment and Network Access. The Parties agree that, if any equipment included among the Transferred Assets will remain connected to Parent’s network during the term of this Agreement, then Parent will continue to have operational control of such equipment for so long as such equipment remains connected to Parent’s network and such equipment shall not be connected to Spinco’s or its Subsidiaries’ networks during such period, subject to the terms and conditions hereof. The Parties agree that use of, and access related to, any equipment connected to the other Party’s network shall be subject to all applicable computing security policies of such other Party while it is connected to such other Party’s network, including policies concerning electronic access by such Party and its Affiliates. Such other Party will control electronic access to its network, including by issuing accounts to such number of personnel who need to access the information on the network for purposes associated with Services being performed hereunder or, with respect to Spinco and its Subsidiaries as the accessing Party, other operation of the Spinco Business. Each Party will take necessary and appropriate measures to reasonably assure that its and its Affiliates’ personnel utilize such access consistent with restrictions placed on their individual network access account. Each Party also agrees to reasonably cooperate with any investigation of a suspected or detected breach of security or incident of misuse by the other Party. The Parties further agree that, prior to physical transfer of the equipment to Spinco or its Subsidiaries, Parent may (i) erase or overwrite any residual data on storage media that constitutes an Excluded Asset but is part of such equipment, provided that these activities shall only occur after any of Spinco’s or its Subsidiaries’ proprietary information is removed and backed up, or (ii) remove and replace, before the transfer of the equipment to Spinco or its Subsidiaries, any storage media containing information which is considered proprietary to Parent; provided that (A) Parent shall use commercially reasonable efforts to provide for the full restoration of all of Spinco’s or its Subsidiaries’ proprietary information and equipment without any loss of information or functionality, (B) Parent shall implement its duties in accordance with Section 2.01(d), and (C) no such erasing, overwriting, removal or replacement shall occur with respect to any Data or Intellectual Property to the extent a Spinco has a Right to Use such Data in accordance with Section 2.10 of the Separation Agreement or license rights to such Intellectual Property under the Intellectual Property Matters Agreement. The Parties acknowledge that additional conditions and restrictions may apply to satisfy governmental restrictions for any equipment subject to a U.S. Government security classification. Notwithstanding Parent’s control of Spinco’s and its Subsidiaries’ equipment while it is connected to Parent’s network, all risk of loss as to such equipment will be allocated to Spinco and its Subsidiaries.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to Parent:

Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, Maryland 20817
Attention: Senior Vice President, General Counsel and Corporate Secretary
Telecopy: (301) 897-6013

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
Harbor East
100 International Drive
Suite 2000
Baltimore, Maryland 21202
Attention: Glenn C. Campbell
Telecopy: (410) 659-2701

if to Spinco:

Abacus Innovations Corporation

Telecopy:

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

920 N. King Street

Wilmington, DE 19801

Attention: Robert B. Pincus, Esq.

Telecopy: (302) 434-3090

or to such other address or telecopy number and with such other copies, as such Party may hereafter specify for that purpose by notice to the other Party. Each such notice, request or other communication shall be effective (a) on the day delivered (or if that day is not a Business Day, on the first following day that is a Business Day) when (i) delivered personally against receipt or (ii) sent by overnight courier, (b) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, on the first following day that is a Business Day), and (c) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 8.01.

Section 8.02 Amendments; Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term or condition. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 8.03 Expenses. Except as otherwise provided in this Agreement or any other Transaction Document, all costs and expenses incurred in connection with the preparation and negotiation of this Agreement shall be paid by the Party incurring such cost or expense.

Section 8.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, no assignment, delegation or other transfer of rights under this Agreement shall relieve the assignor of any liability or obligation hereunder. Any attempted assignment, delegation or transfer in violation of this Section 8.04 shall be null and void.

Section 8.05 Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. References in this Agreement to a Party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. All references in this Agreement to “dollars” or “$” shall mean United States dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day.

Section 8.06 Entire Agreement.

(a) This Agreement, the other Transaction Documents and any other agreements contemplated hereby or thereby constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. In the event of any conflict between any provision of this Agreement and any provision of any Service Schedule hereto, the provision set forth in this Agreement shall govern, unless expressly provided otherwise in the applicable Service Schedule.

(b) THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, NEITHER PARENT NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE SPINCO BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF PARENT OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY

SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE. SPINCO ACKNOWLEDGES THAT PARENT HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY PARENT OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE SPINCO BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE A PARTY.

Section 8.07 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the choice of law provisions thereof).

Section 8.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.

Section 8.09 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, Parent and Spinco agree to use commercially reasonable efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited or unenforceable provision.

Section 8.10 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 8.11 Third Party Beneficiaries. Except as expressly provided herein, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

Section 8.12 Disclaimer of Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute either Party an agent of the other Party in the conduct of such Party’s business or to create a partnership or joint venture between the Parties.

Section 8.13 Dispute Resolution.

(a) Any dispute, controversy or claim arising from, connected to or related, in any manner, to this Agreement, including any breach, termination, expiration or invalidation of this Agreement, or in respect of any aspect of the Parties’ relationship arising from this Agreement, including their respective rights, duties and obligations to each other, whether fiduciary or otherwise, and whether based on contract, tort, statute or otherwise, (a “Dispute”) that is not, for any reason, resolved in writing amicably by the Parties within 30 days after the date of delivery of a request by a Party to the other Parties to the dispute for such amicable settlement, shall be resolved and decided by final and binding arbitration, pursuant to the Commercial Arbitration Rules (“Rules”) as administered by the American Arbitration Association (the “AAA”) in force as at the date of this Agreement, except as modified herein. In the event of any conflict between the Rules and any provisions of this Agreement, this Agreement shall govern.

(b) The legal seat of the arbitration shall be Wilmington, Delaware. Without prejudice to the legal seat of arbitration, and for the convenience of the parties, the arbitral hearings and other proceedings shall be held in Washington, D.C., or at such other location upon which the parties to the arbitration may agree in writing.

(c) The arbitration shall be conducted in the English language.

(d) The arbitral tribunal (“Arbitral Tribunal”) shall consist of three arbitrators. The claimant(s) and respondent(s), respectively, shall each appoint one arbitrator within 30 days of the date of delivery of the demand of arbitration, and the third arbitrator shall be appointed by the two Party-appointed arbitrators within 30 days of the date of appointment of the second arbitrator. Any arbitrator not timely appointed as provided herein shall be appointed by the AAA. For the avoidance of doubt, each of the claimant and the respondent in the arbitration shall be permitted to consult with its respective appointed arbitrator in connection with such arbitrators’ selection of the third arbitrator.

(e) The Arbitral Tribunal shall have the exclusive right to determine the arbitrability of any Disputes.

(f) The parties shall share equally the arbitration administrative fees, the panel member fees and costs, and any other costs associated with the arbitration. Each party shall bear its own costs and attorneys’ fees. The Arbitral Tribunal shall have no authority to award damages in excess of any limitations set forth in this Agreement.

(g) The Arbitral Tribunal shall be required to apply the substantive laws of the State of Delaware (without regard to the choice of law provisions thereof that would compel the laws of another jurisdiction) in ruling upon any Dispute.

(h) The Parties agree that the dispute resolution procedures specified in this Section 8.13 shall be the sole and exclusive procedures for the resolution of Disputes, including all documents made a part thereof; provided, however, that any Party may seek a preliminary injunction or other preliminary judicial relief in aid of arbitration before any court of competent jurisdiction if such action is necessary to avoid irreparable damage. Despite such action, the Parties shall continue to participate in good faith in the procedures specified in this Section 8.13.

(i) Any decision or award of the Arbitral Tribunal shall be reasoned and in writing, and shall be final and binding upon the parties to the arbitration proceeding. The Parties agree not to invoke or exercise any rights to appeal, review, vacate or impugn such decision or award by the Arbitral Tribunal, except as provided in the Federal Arbitration Act (including Chapters 2 and 3 thereof) or the New York Convention, as applicable. The Parties also agree that judgment upon the arbitral decision or award may be entered and enforced in any court where the parties to the arbitration proceeding or their assets may be found (to whose jurisdiction the parties consent for the purpose of entering and enforcing judgment on the arbitral decision and award) as well as any other court having jurisdiction thereof.

(j) If any prevailing party is required to retain counsel to enforce the arbitral decision or award in a court of competent jurisdiction, the Party against whom the decision or award is made shall reimburse the prevailing party for all reasonable fees and expenses incurred and paid to said counsel for such service.

(k) The Parties agree and understand that, except as may be required by Applicable Law or any national or international stock exchange regulations applicable to a Party, or is required to protect or pursue a legal right, every aspect concerning the process of arbitration shall be treated with the utmost confidentiality and that the arbitration procedure itself shall be confidential.

(l) The Parties agree that notifications of any proceedings, reports, communications, orders, arbitral decisions, arbitral awards, arbitral award enforcement petitions, and any other document shall be sent as set forth in Section 8.01.

(m) The parties consent that any pending or contemplated arbitration hereunder may be consolidated with any prior arbitration arising under this Agreement or any other Transaction Document (other than the Merger Agreement or the Tax Matters Agreement) for the purposes of efficiency and to avoid the possibility of inconsistent awards. An application for such consolidation may be made by any party to this Agreement or such other Transaction Documents to the tribunal for the prior arbitration. The tribunal to the prior arbitration shall, after providing all interested parties the opportunity to comment on such application, order that any such pending or contemplated arbitration be consolidated into a prior arbitration if it determines that (i) the issues in the arbitrations involve common questions of law or fact, (ii) no party to either arbitration shall be prejudiced, whether by delay or otherwise, by the consolidation, (iii) any party to the pending or contemplated arbitration which did not join an application for consolidation, or does not consent to such an application, is sufficiently related to the parties in the prior arbitration that their interests were sufficiently represented in the appointment of the tribunal for the prior arbitral tribunal, and (iv) consolidation would be more efficient that separate arbitral proceedings.

Section 8.14 Consent to Jurisdiction. Any Proceeding seeking to obtain a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration in connection with this Agreement shall and may be brought in the Delaware Court of Chancery or, where such court does not have jurisdiction, any state or federal court within the State of Delaware (“Delaware Courts”), and each of the Parties hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the Delaware Courts (and of the appropriate appellate courts thereto) in any such Proceeding and irrevocably and unconditionally waives any objection to venue laid therein, any objection on the grounds of forum non conveniens, or any objection based on or on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such Proceeding in any Delaware Court (and of the appropriate appellate courts thereto). Each Party hereby irrevocably and unconditionally consents and agrees that service of process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the State of Delaware, in any manner permitted by Applicable Law or, without limiting the foregoing, in the manner provided for notices in Section 8.01.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives on the day and year first above written.

LOCKHEED MARTIN CORPORATION

By:
Name:
Title:

ABACUS INNOVATIONS CORPORATION

By:
Name:
Title: